Exhibit 99.1

SRX Global Regains Full Compliance with NYSE American Listing Standards

Company Resolves Section 1003(a)(i) and (ii) Deficiencies; Compliance Indicator to Be Removed

NORTH PALM BEACH, Fla., July 16, 2026 – SRX Global Inc. (NYSE American: SRXH) (the “Company”, or “SRX”), an AI-enabled platform dedicated to generating returns across high-conviction operating companies and assets, today announced that it has received a written notification from NYSE Regulation confirming that the Company is back in compliance with all NYSE American LLC continued listing standards set forth in Part 10 of the NYSE American Company Guide.

In a letter dated July 15, 2026, NYSE Regulation informed the Company that it has resolved the continued listing deficiency with respect to Section 1003(a)(i) and (ii) of the Company Guide, which had been referenced in the Exchange’s letter dated October 14, 2025. As a result, the Company’s compliance indicator (“.BC”) will no longer be disseminated, and SRX Global will be removed from the list of NYSE American noncompliant issuers on the Exchange’s website.

About SRX Global

SRX Global (SRXH) is an AI-driven platform focused on generating long-term shareholder value through investments in high-conviction operating companies, strategic assets, and technology-enabled opportunities. The Company leverages proprietary technology, data analytics, and disciplined capital allocation to identify and manage investments across multiple sectors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to, the ability to complete the proposed transaction, shareholder approvals, market conditions, regulatory considerations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

Company Contact

SRX Global

Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

212-896-1254

srx@kcsa.com